WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                         Omaha, Nebraska  68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


WERNER ENTERPRISES REPORTS SIXTH CONSECUTIVE QUARTER OF HIGHER OPERATING
                          REVENUES AND EARNINGS

Omaha, Nebraska, April 15, 2003:
-------------------------------

     Werner Enterprises, Inc. (Nasdaq:WERN-news), one of the nation's largest truckload transportation companies, today reported higher operating revenues and earnings for the first quarter ended March 31, 2003. Operating revenues increased 11% to $347.2 million compared to $312.6 million in first quarter 2002. Net income increased 11% to $11.8 million compared to $10.6 million in first quarter 2002. Earnings per share for first quarter 2003 were $.18 per share, or 12% higher than the $.16 per share earned in first quarter 2002.

     "Considering the difficult operating conditions we faced during first quarter, I am pleased with our performance," said Chairman and Chief Executive Officer Clarence (C.L.) Werner. "A lackluster freight environment and record high fuel prices were challenges for much of the quarter. However, as the quarter ended we were pleased to see improvement in both of these areas."

     Freight demand in January and much of February was disappointing, no better than the weaker demand the Company experienced during the same period a year ago. The normal seasonal freight pickup this March was a bit stronger than in March a year ago. The Company continued to make good rate progress, and revenue per loaded mile in first quarter 2003 increased by five cents a mile, or 4%, compared to first quarter a year ago.

     Average diesel fuel prices during first quarter 2003 reached a twenty-year high. Diesel prices, excluding fuel taxes, averaged 43 cents per gallon, or 71% higher, in first quarter 2003 compared to first quarter 2002. This increased the Company's fuel cost by over seven cents per mile. To lessen the effect of fluctuating fuel prices on the Company's margins, Werner collects fuel surcharge revenues from its customers. These surcharge programs, which automatically adjust weekly through fuel surcharge price brackets, continued in effect. However, when fuel prices are increasing, the Company does not immediately recover the price increase until the price reaches a higher surcharge price bracket. The Company recouped much of the higher cost of fuel, except for miles not billable to customers, out-of-route miles, and truck engine idling.

     Fuel surcharge revenues were $16.4 million higher in first quarter 2003 than first quarter 2002. Higher fuel expense, net of fuel surcharge revenues, reduced earnings per share during first quarter 2003 by four cents per share compared to first quarter 2002. Higher fuel prices also had the effect of increasing the Company's operating ratio in first quarter 2003 due to the effect of significantly higher fuel expense and higher fuel surcharge revenues. The Company's operating ratio would have been 94.2% for first quarter 2003, if both revenues and expenses were adjusted for the fuel surcharge revenues. Fuel prices began to decrease from record levels during the last three weeks of March 2003. For the first fifteen days of April 2003, diesel fuel prices, excluding fuel taxes, averaged 18 cents per gallon higher than the same period a year ago.

     Effective October 1, 2002 all newly manufactured truck engines must comply with the engine emission standards mandated by the Environmental Protection Agency (EPA). All truck engines manufactured prior to October 1, 2002 are not subject to these standards. For the first time in the Company's history, there was inadequate time prior to implementation for the engine manufacturers to provide a sufficient sample of new engines for testing. To delay the business risk of buying new engines until adequate testing is completed, Werner Enterprises significantly increased the purchase of trucks with pre-October engines. This reduced the average age of the company truck fleet from 1.5 years at December 31, 2001 to 1.2 years as of December 31, 2002. The Company received its remaining order of new trucks with pre-October engines from its truck manufacturers in January 2003. The average age of the company truck fleet at March 31, 2003 is 1.3 years. The Company expects its new truck purchases during second quarter 2003 will be minimal. Truck purchases in the second half of 2003 will depend on the Company's ongoing testing and evaluation of the new engines.

     The Company's insurance and claims expense was unusually high in first quarter 2003 due to a combination of increased claims and increased cost per claim. The Company has already aggressively taken several preventative measures to increase safety awareness and renew focus on this important area, including the formation of a Risk Management Loss Prevention team.

     Because of truckload carrier concerns with new truck engines and lower industry production of new trucks over the last three years, the resale value of Werner's premium used trucks has improved from the historically low values of 2001. Gains on sales of equipment are reflected as a reduction of Other Operating Expenses in the Company's income statement and amounted to a gain of $1.4 million in first quarter 2003 compared to a loss of $0.2 million in first quarter of 2002, or an improvement of one cent per share. To the extent the Company purchases fewer new trucks in 2003, it may have fewer used trucks to sell in 2003. The extent of the Company's sales of used trucks in 2003 will depend on the ongoing testing of the new engines, freight demand, driver availability, and used truck pricing.

     During first quarter 2003, the Company purchased 110,000 shares of its common stock at an average price per share of $18.12 per share, for a total of $2.0 million.

     The   Company's  financial  position  remains  very  strong.   Cash
increased by $28.1 million to $58.0 million due to cash flow from operations and reduced capital expenditures. The Company's cash exceeds its only remaining debt of $20.0 million that matures in fourth quarter 2003. The Company has no truck or trailer operating leases and, therefore, has no off balance sheet debt. Stockholders' equity has grown to $657.3 million, or $10.31 per share.

     The Company's continuing goal is to improve its annual operating margin to 10% or better before returning the Company's fleet growth rate to levels achieved during the 1990's. Even with the significant challenges of first quarter 2003, the Company made progress on this front.

     "Our new fleet, diversified freight base, proprietary operating technology, debt-free financial position, strong cash flow, and dedicated work force give me a great deal of confidence that Werner Enterprises will be able to achieve its goals," said C.L. Werner.

                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter       % of      Quarter       % of
                              Ended      Operating    Ended      Operating
                             3/31/03     Revenues    3/31/02     Revenues
                             --------    --------    --------    --------

Operating revenues           $347,208       100.0    $312,575       100.0
                             --------    --------    --------    --------
Operating expenses:
   Salaries, wages and
     benefits                 123,127        35.5     115,502        37.0
   Fuel                        44,945        12.9      25,061         8.0
   Supplies and maintenance    28,759         8.3      30,056         9.6
   Taxes and licenses          25,720         7.4      23,882         7.7
   Insurance and claims        19,141         5.5      11,606         3.7
   Depreciation                32,721         9.4      29,202         9.3
   Rent and purchased
     transportation            50,082        14.4      55,415        17.7
   Communications and
     utilities                  3,995         1.2       3,717         1.2
   Other                         (265)       (0.1)        849         0.3
                             --------    --------    --------    --------
      Total operating
        expenses              328,225        94.5     295,290        94.5
                             --------    --------    --------    --------
Operating income               18,983         5.5      17,285         5.5
                             --------    --------    --------    --------

Other expense (income):
   Interest expense               305         0.1         758         0.2
   Interest income               (274)       (0.1)       (674)       (0.2)
   Other                            9         0.0         212         0.1
                             --------    --------    --------    --------
      Total other expense          40         0.0         296         0.1
                             --------    --------    --------    --------

Income before income taxes     18,943         5.5      16,989         5.4
Income taxes                    7,104         2.1       6,371         2.0
                             --------    --------    --------    --------
Net income                    $11,839         3.4     $10,618         3.4
                             ========    ========    ========    ========

Diluted shares outstanding     65,139                  65,310
                             ========                ========
Diluted earnings per share       $.18                    $.16
                             ========                ========

                                       OPERATING STATISTICS
                                     (Quarter Ended March 31)
                                        % Change
                                       ----------
Average monthly miles per
  tractor                       9,908     (1.8%)       10,087
Average revenues per total
  mile (1)                     $1.247      3.1%        $1.210
Average revenues per loaded
  mile (1)                     $1.395      3.7%        $1.345
Average percentage of empty
  miles                         10.59%     5.9%         10.00%
Average tractors in service     8,268      4.9%         7,882
Average revenues per truck
  per week (1)                 $2,852      1.2%        $2,818
Non-trucking revenues (in
  thousands)                  $22,127      2.7%       $21,543
Capital expenditures, net     $10,056                 $45,656
Cash flow from operations     $40,262                 $56,543
Total tractors (at quarter
  end)
     Company                    7,275                   6,725
     Owner-operator             1,000                   1,175
                             --------                --------
          Total tractors        8,275                   7,900

Total trailers (at quarter
  end)                         21,040                  19,935


(1)  Net of fuel surcharge revenues.


                                              BALANCE SHEET DATA
                                                (In thousands)



                                         3/31/03                 12/31/02
                                       ----------              ----------
                                       (Unaudited)


ASSETS

Current assets:
   Cash and cash equivalents              $58,018                 $29,885
   Accounts receivable, trade, less
     allowance of $4,803 and $4,459,
     respectively                         136,878                 131,889
   Other receivables                       13,652                  10,335
   Inventories and supplies                 9,687                   9,777
   Prepaid taxes, licenses and permits     10,893                  13,535
   Income taxes receivable                  6,240                   9,811
   Other current assets                    13,183                  14,317
                                       ----------              ----------
      Total current assets                248,551                 219,549
                                       ----------              ----------

Property and equipment                  1,213,034               1,212,488
Less - accumulated depreciation           402,131                 380,221
                                       ----------              ----------
      Property and equipment, net         810,903                 832,267
                                       ----------              ----------

Other non-current assets                   10,731                  11,062
                                       ----------              ----------
                                       $1,070,185              $1,062,878
                                       ==========              ==========

LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Accounts payable                       $33,552                 $50,546
   Current portion of long-term debt       20,000                  20,000
   Insurance and claims accruals           50,889                  47,358
   Accrued payroll                         20,256                  18,374
   Current deferred income taxes           17,710                  17,710
   Other current liabilities               12,561                  11,885
                                       ----------              ----------
      Total current liabilities           154,968                 165,873
                                       ----------              ----------

Insurance and claims accruals,
  net of current portion                   53,301                  47,801

Deferred income taxes                     204,592                 201,561

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     64,427,173 shares issued;
     63,760,195 and 63,781,288 shares
     outstanding, respectively                644                     644
   Paid-in capital                        107,868                 107,527
   Retained earnings                      558,031                 547,467
   Accumulated other comprehensive loss      (303)                   (216)
   Treasury stock, at cost; 666,978
     and 645,885 shares, respectively      (8,916)                 (7,779)
                                       ----------              ----------
      Total stockholders' equity          657,324                 647,643
                                       ----------              ----------
                                       $1,070,185              $1,062,878
                                       ==========              ==========


       Werner Enterprises is a full-service transportation company providing truckload services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 8,275 trucks and 21,040 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.